Exhibit 99.1

NEWS RELEASE

November 15, 2016

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick
(406) 751-4701
Randall M. Chesler
(406) 751-4722

GLACIER BANCORP, INC. ANNOUNCES ENTRY INTO ARIZONA WITH THE ACQUISITION OF TFB BANCORP, INC. IN YUMA, ARIZONA

KALISPELL, MONTANA - Glacier Bancorp, Inc. (“Glacier” or the “Company”) (NASDAQ: GBCI) today announced the signing of a definitive agreement to acquire TFB Bancorp, Inc. (“TFB Bancorp”) (OTC Pink: TBBN), the holding company for The Foothills Bank, a community bank based in Yuma, Arizona. The acquisition marks Glacier’s 18th acquisition since 2000, its seventh announced transaction in the past four years and its first entry into the state of Arizona. The Foothills Bank provides banking services to businesses and individuals in Arizona with four banking offices located in Yuma, Prescott, and Casa Grande. As of September 30, 2016, TFB Bancorp had total assets of $316 million, gross loans of $257 million and total deposits of $265 million.

The boards of Glacier and TFB Bancorp approved the transaction, which is subject to required regulatory approvals, TFB Bancorp shareholder approval, and other customary conditions of closing. The transaction provides for the payment to TFB Bancorp shareholders of a unit consisting of $7.36152 per share in cash and 0.607387 shares of Glacier common stock. Based on the closing price of $32.13 for Glacier shares on November 11, 2016, the transaction would result in an aggregate value of $62.4 million, or $26.88 per fully diluted TFB Bancorp common share. As of September 30, 2016, TFB Bancorp had tangible equity of $37.0 million. Upon closing of the transaction, which is anticipated to take place in the first quarter of 2017, The Foothills Bank will be merged into Glacier Bank and operate as a separate banking division under its existing name and with its existing management team.

“We’re very excited to be adding The Foothills Bank to the Glacier family of banks,” stated Mick Blodnick, Glacier Bancorp’s President and Chief Executive Officer. “This is a terrific opportunity for us to enter Arizona with a highly respected and well managed community bank operating in several great market areas.” Randy Chesler, President of Glacier Bank added “With a great core deposit base, strong customer relationships, and a talented management team and staff, The Foothills Bank continues to post outstanding operating results, solid growth and is one of the best performing banks in Arizona. We believe this outstanding team will be a great addition to Glacier Bank.” Blodnick noted “Arizona represents a logical and long-targeted expansion of our core footprint and offers attractive long-term growth prospects with a solid economic base of transportation and logistics, government, tourism and agriculture. In addition, the transaction will be immediately accretive to Glacier’s earnings per share, excluding one-time transaction costs.”

Mary Lynn Lenz, President and CEO of TFB Bancorp, commented, “We are excited to be partnering with the entire Glacier organization. Foothills has been serving customers in our communities for over 19 years and our commitment to those communities is very important. This partnership will allow our customers to benefit from enhanced product offerings and a greater lending ability throughout Arizona. Furthermore, our shareholders will be receiving stock in a high-performing bank that has consistently delivered incredible shareholder return and dividend payments.”

Glacier management will review additional information regarding the transaction in a conference call beginning at 9 a.m. Mountain Time on Wednesday, November 16, 2016. The call may be accessed by dialing (877) 561-2748 and the conference ID is 20835058. A slide presentation to accompany management’s commentary may be accessed from Glacier’s November 16, 2016 8-K filing with the SEC or at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=1023792.

Glacier was advised in the transaction by D.A. Davidson & Co. as financial advisor and Miller Nash Graham & Dunn LLP as legal counsel. TFB Bancorp was advised by Keefe, Bruyette & Woods, a Stifel Company, as financial advisor, and Hogan Lovells US LLP as legal counsel.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 88 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana and is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Visit Glacier’s website at http://www.glacierbancorp.com

Forward-Looking Statements

This news release includes forward-looking statements, which describe management’s expectations regarding future events and developments such as the benefits of the business combination transaction involving the Company and TFB Bancorp, continued success of the Company’s style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.